Exhibit 3.3

ASPARGO LABORATORIES, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, as a person duly authorized to execute this Certificate of Designations, Preferences, and Rights (this “Certificate”) for and on behalf of Aspargo Laboratories, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Corporation by Article Four of the Corporation’s Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has adopted the following resolution creating a series of the Corporation’s Preferred Stock, par value $0.0001 per share (“Preferred Stock”) designated as Series A Convertible Preferred Stock:

RESOLVED, that a series of the class of authorized Preferred Stock, to be known as “Series A Convertible Preferred Stock” of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows (all capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 below):

1.          Designation and Amount; Par Value. Of the authorized shares of Preferred Stock, 4,000 shares shall be designated as “Series A Convertible Preferred Stock”. provided, that, subject to the requirements of the DGCL and Section 7 hereof, the number of shares designated as Series A Convertible Preferred Stock may be increased or decreased by the Board, provided further, that, no such decrease shall reduce the number of such shares below the number then outstanding. The following is a statement of the preferences, limitations, and relative rights of the Series A Convertible Preferred Stock.

2.            Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Board” shall have the meaning specified in the first paragraph of this Certificate.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York City are required or authorized by law to close.

“Certificate” shall have the meaning specified in the first paragraph of this Certificate.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

“Conversion” shall have the meaning given it in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a), as may be adjusted from time to time pursuant to Section 6.

“Corporation” shall have the meaning set forth in the first paragraph of this Certificate.

“DGCL” shall have the meaning set forth in the first paragraph of this Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of any date of determination with respect to any shares of Common Stock shall be determined based on the later of (A) the sale price per share for the last sale of shares of Common Stock that occurred prior to the date of determination (provided that if the Common Stock is offered in a unit with Common Stock equivalents, the Common Stock equivalents shall be ignored); or (B) the conversion or exercise price per unit of Common Stock equivalents for the last conversion or exercise of Common Stock equivalents that occurred prior to the date of determination.

“Fundamental Transaction” shall mean any transaction in which (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity, (B) the Corporation effects, directly or indirectly, any sale of all or substantially all of its assets in one or a series of related transactions, (C) the Corporation consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property. Provided, however, that any transaction described above for the sole purpose of changing the place of domicile of the Corporation shall not be a Fundamental Transaction.

“Original Issue Date” means the first date shares of the Series A Convertible Preferred Stock are issued by the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Convertible Preferred Stock” shall have the meaning set forth in Section I.

“Stated Value” shall mean $I,000 per share, as adjusted for any combinations or splits with respect to the Series A Convertible Preferred Stock shares that occur after the Original Issue Date.

“Written Notice” means (a) notice, requests and other communications given by or to the Corporation in writing and (b) either: (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, (iv) delivered via electronic mail or as an attachment to electronic mail, or (v) sent by registered mail, postage prepaid, return receipt requested. Written Notices shall be deemed to have been given (i) by hand, at the time of delivery thereof to the receiving party (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof as been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, (iv) if sent by electronic mail, at the time that receipt thereof as been acknowledged by electronic confirmation or otherwise, or (v) if sent by registered mail, on the third Business Day following the day such mailing is made.

3.         Dividends. Holders of Series A Convertible Preferred Stock shall not be entitled to dividends unless and until declared by the Board out of funds of the Corporation legally available therefor; provided, however, that if the Board declares dividends to the holders of Common Stock, the holders of Series A Convertible Preferred Stock shall be entitled to dividends in an amount equal to the amount such holders of Series A Convertible Preferred Stock would have received had their shares of Series A Convertible Preferred Stock been converted into shares of Common Stock immediately prior to the record date for such declaration.

4.         Liguidation. Holders of Series A Convertible Preferred Stock shall be entitled to a pro rata share of a liquidation distribution with the holders of shares of Common Stock, in an amount equal to the amount the holders of Series A Convertible Preferred Stock would have received had their shares of Series A Convertible Preferred Stock been converted immediately prior to the record date of (or date of, if no record date is fixed) such liquidation distribution.

5.         Voting Rights. Except as otherwise provided by law or the Certificate of Incorporation of the Corporation, the holder of each share of Series A Convertible Preferred Stock shall not be entitled to vote (or render written consents) with respect to matters submitted for a vote of (or written consents by, in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation of the Corporation and the Bylaws of the Corporation) holders of Common Stock. The holders of Series A Convertible Preferred Stock shall be entitled to receive Written Notice of any stockholders’ meeting to be held in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

6.	Conversion.

(a)        Right to Convert. If (i) the Corporation becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, or (ii) the Corporation completes one or a series of financing transactions resulting in gross proceeds to the Corporation equal to or greater than $5,000,000, each share of Series A Convertible Preferred Stock, shall, at the option of the holder of such share of Series A Convertible Preferred Stock, be convertible into 10,000 shares (the “Conversion Ratio”) of fully paid and nonassessable Common Stock (the ’‘Conversion’’).

(b)        Mechanics of Conversion. In order for a holder of Series A Convertible Preferred Stock to convert shares of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to Section 6(a), he shall (i) give Written Notice to the Corporation at such office that he elects to convert the same and the number of shares of Series A Convertible Preferred Stock represented by such certificate or certificates which he so elects to convert, and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued and (ii) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock. The Corporation shall, within four (4) Business Days after the delivery of such Written Notice and certificate or certificates, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and, if such Conversion represented a partial conversion of any certificate or certificates representing shares of the Series A Convertible Preferred Stock, a certificate or certificates representing the shares of Series A Convertible Preferred Stock represented by the certificate or certificates so surrendered which such holder has not elected to convert. Except as provided in Section 6(a), such Conversion shall be deemed to have been made immediately prior to the close of business on the date of Written Notice by the holder of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)        Automatic Conversion. In case of any Fundamental Transaction, each share of Series A Convertible Preferred Stock shall automatically convert into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon Conversion of such share of Series A Convertible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such Fundamental Transaction, and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock, with the result that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the Conversion of the shares of the Series A Convertible Preferred Stock.

(d)        Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by any subdivision, combination of shares or recapitalization, stock dividend, stock split or otherwise) into a greater number of shares of Common Stock, the Conversion Ratio then in effect for Series A Convertible Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately increased based on the ratio of (A) the total number of shares of Common Stock outstanding immediately prior to such subdivision to (B) the total number of shares of Common Stock outstanding immediately after such subdivision. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Ratio then in effect for the shares of Series A Convertible Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

(e)        Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at anytime or from time to time the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(c) above or pursuant to a Fundamental Transaction provided for in Sections 6(a) and (b)), then, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, the shares of Series A Convertible Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would have been entitled to receive prior to such recapitalization, reorganization or reclassification, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock into which shares of the Series A Convertible Preferred Stock would have been converted immediately before such recapitalization, reorganization or reclassification would have received in connection with such recapitalization, reorganization or reclassification. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of shares of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of shares of the Series A Convertible Preferred Stock immediately prior to such recapitalization or reorganization would have been entitled on such reorganization or recapitalization.

(f)         No Impairment. The Corporation shall not, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but shall at all times in good faith assist in the carrying out of the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series A Convertible Preferred Stock against impairment.

(g)        No Reissuance of Converted Shares. Upon Conversion of any of the then outstanding shares of Series A Convertible Preferred Stock pursuant to this Certificate, such converted shares of Series A Convertible Preferred Stock shall be cancelled and retired and not be reissued, and the Corporation shall, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock as appropriate.

(h)        Taxes. The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any Conversion of Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate of Common Stock in a name other than the registered holder of the shares of Series A Convertible Preferred Stock so converted, and the Corporation shall not be required to issue or deliver any such certificate of Common Stock unless and until the holder converting such shares of Series A Convertible Preferred Stock requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(i)         Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of the shares the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all outstanding shares of the Series A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate0

(j)         Fractional Shares. No fractional shares of Common Stock shall be issued upon the Conversion of any share or shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon Conversion of any Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal the Fair Market Value of such fraction on the date of Conversion.

IN WITNESS WHEREOF, said ASPARGO LABORATORIES, INC. has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President this 14th day of July, 2022.

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian

	Name:	Michael Demurjian

	Title:	Chief Executive Officer

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